Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Micrel, Incorporated:
We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-181655, 333-155257, 333-105862, 333-63618, 333-52136, 333-37832, 333-89223 and 333-10167) of Micrel, Incorporated and subsidiaries of our report dated February 24, 2015, with respect to the consolidated balance sheets of Micrel, Incorporated as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for each of the years in the two year period ended December 31, 2014, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appears in the December 31, 2014 annual report on Form 10‑K of Micrel, Incorporated.

/s/ KPMG LLP

Santa Clara, California
February 24, 2015